Exhibit 10.3

May 16, 2024

James L. Janik

c/o Douglas Dynamics, L.L.C.

11270 West Park Place

Suite 300

Milwaukee, WI 53224

Dear Jim:

On behalf of the Board of Directors (the “Board”) of Douglas Dynamics, Inc. (“Douglas”) and Douglas Dynamics, L.L.C. (the “Company”), I am pleased to provide you with this letter agreement (this “Agreement”) setting forth the terms and conditions of your employment, initially serving as Executive Chairman of the Board (“Executive Chairman”), effective as of May 16, 2024 (the “Effective Date”), and then transitioning to Interim President and Chief Executive Officer (“Interim CEO”) of Douglas and the Company as further described below.

1.    Term. The Company and Douglas will employ you as Executive Chairman beginning on the Effective Date. Effective as of the date the current President and Chief Executive Officer retires, which is expected to be on July 8, 2024, you will transition from Executive Chairman to the Interim CEO. Your service under this Agreement in either capacity will be upon the terms and subject to the conditions set forth in this Agreement, for an interim term beginning on the Effective Date and ending on the earlier of (a) the date on which a successor President and Chief Executive Officer is hired and commences employment with Douglas and the Company, or (b) the date that your employment with Douglas and the Company terminates pursuant to paragraph 6 below for any reason, other than in connection with the employment of a successor President and Chief Executive Officer (the “Term”). Notwithstanding the foregoing, to the extent requested in writing by such successor President and Chief Executive Officer, subsection (a) above will instead be a later date specified in such request that is the end of a transition period, which will not exceed more than sixty (60) days following the date the successor President and Chief Executive Officer commences employment with Douglas and the Company, and in such case the end of that transition period will be treated as the end of the Term of this Agreement.

2.    Position and Duties. In your position as Executive Chairman and Interim CEO, you will report directly to the Board and perform such duties and responsibilities as may be properly and lawfully required from time to time by the Board. You will devote sufficient business time, energy and talent to serving as Executive Chairman and Interim CEO, and will perform your duties conscientiously and faithfully, subject to the reasonable and lawful directions of the Board and in accordance with the policies, rules and decisions adopted from time to time by the Company and the Board. You will spend the majority of your time performing your duties in Milwaukee, Wisconsin. You acknowledge and agree that you will render such other services for the Company and corporations that control, are controlled by or are under common control with the Company, as the case may be, and to successor entities and assignees of the Company, as the case may be (“Affiliates”) as the Company or the Board may, from time to time, reasonably request. By signing this Agreement, you represent to Douglas and the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties to the Company or its Affiliates. During the Term, you may not engage in any other employment, consulting or other business activity that would interfere, individually or in the aggregate, with the performance of your duties set forth in this Agreement or your fiduciary duties to the Company or its Affiliates; provided, however, that you may continue to serve on outside boards of directors or committees thereof on which you served as of the Effective Date.

3.    Board Service. During the Term you will continue to serve on the Board, as its Chair, subject to re-nomination by the Board and re-election by stockholders. Due to your status as an insider during the Term, you may not serve on any Board committees requiring director independence, participate in any executive sessions requiring director independence, and will not receive or be entitled to any non-employee director cash or equity retainers or other compensation under the Company’s director compensation program for your services as a director during the Term (but, for the avoidance of doubt, you shall receive or retain a pro-rated portion of your non-employee director retainers for any partial year of your Board service prior to the Effective Date). The Company and Douglas currently expect that you will remain on the Board following the end of the Term (subject to any required nomination by the Board and re-election by stockholders at the time that your current term is up for renewal) and re-commence participation in the non-employee director compensation program at that time.

4.    Compensation/Benefits.

a.    Salary. During the Term, you will receive a base salary at the annual rate of $750,000.00, which shall be payable in regular monthly installments in accordance with the Company’s normal payroll practices.

b.    Annual or Long-Term Incentives. Except for the one-time equity award described in section 4.c, you will not be entitled to any annual, variable, performance-based or long-term incentive programs in connection with your services under this Agreement.

c.    One-Time Equity Award. You will be eligible to receive a one-time restricted stock unit grant for a number of restricted stock units relating to Douglas’s common stock that is determined by dividing $865,000.00 by $23.15, which is the 30-day average closing price prior to the grant date (the “Interim CEO RSUs”). The Interim CEO RSUs will be settled on the one-year anniversary of the Effective Date so long as you are serving as either an officer or a director of Douglas on the settlement date. The Interim CEO RSUs shall be subject to the terms of a restricted stock unit award agreement and the Douglas 2024 Stock Incentive Plan.

d.    No Severance. Because your employment as Executive Chairman and Interim CEO under this Agreement is a temporary employment engagement for the Term, the end of this employment and the end of the Term will not be considered to be an involuntary or constructive termination under any plan or program of the Company or its Affiliates or create any right to be eligible to receive severance benefits of any kind. This Agreement does not create any right for you to receive severance benefits upon a change in control of the Company.

e.    Waiver of Benefits. During the Term, except as otherwise provided in this section 4, you will not be eligible to participate in, and by execution of this Agreement you waive participation in, any and all welfare, perquisites, fringe benefit, insurance, retirement and other benefit plans, practices, policies and programs, maintained by the Company and its Affiliates applicable to senior executives of the Company as well as any cash-based or equity-based incentive plans or programs or in any severance plans or programs applicable to senior executives generally.

5.    Business and Travel Expenses. You shall be reimbursed for all documented and reasonable business expenses incurred by you during the Term in connection with the performance of your duties under this Agreement in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally. In addition, you shall be entitled to reimbursement for reasonable travel and housing expenses incurred by you during the Term, up to a maximum of $10,000 per month, for travel between your residence in Arizona and the Company’s headquarters in Wisconsin and housing near the Company’s headquarters in Wisconsin, subject to your timely submission to the Company of documentation reasonably substantiating such expenses.

6.    Termination. Your employment with the Company is “at-will,” and may be terminated by you or the Board at any time with or without cause and with or without advance notice. Upon any termination of your employment, the only obligations of the Company and Douglas shall be to pay to you any accrued but unpaid Annual Base Salary, and any accrued but unpaid business expenses, and neither the Company nor Douglas shall have any further liability to pay to you any other amounts or severance under this Agreement or under any severance plans or programs maintained by Douglas or its subsidiaries. Any prior verbal or written representations to the contrary are void.

7.    Miscellaneous. This Agreement supersedes and replaces any prior agreements, representations or understandings (whether written, verbal, implied or otherwise) between you, on the one hand, and Douglas or the Company, on the other hand, and constitutes the complete agreement between you, on the one hand, and Douglas or the Company, on the other hand, regarding your position as Executive Chairman or Interim CEO. This Agreement may not be amended or modified, except by an express written agreement signed by you, an officer of the Company and an officer of Douglas duly authorized by the Board. Neither party may assign or delegate any of its or his obligations hereunder without the prior written consent of the other party, provided that the Company or Douglas may assign this Agreement in connection with a sale or other disposition of all or substantially all of their respective assets. This Agreement will be binding upon and will inure to the benefit of you and your administrators, executors, heirs and permitted assigns, and the Company and Douglas and their respective successors and permitted assigns. The terms of this Agreement and the resolution of any disputes as to the meaning, effect, performance or validity of this Agreement or arising out of, related to, or in any way connected with, this Agreement, your employment with Douglas and the Company or any other relationship between you, Douglas and the Company will be governed by Delaware law, excluding laws relating to conflicts or choice of law. In any action between the parties arising out of or relating to any such disputes, each of the parties irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the state and federal courts located in Delaware. The Company and its affiliates may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as the Company and its affiliates are required to withhold pursuant to any law or government regulation or ruling. A signed copy of this Agreement delivered by electronic mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

(Signatures are on the following page)

Please confirm your agreement with these terms by signing below and return a copy for our files. If you have any questions, or need additional information, please give me a call.

Sincerely,

DOUGLAS DYNAMICS, INC.

/s/ Linda R. Evans
By: Linda Evans
Its: Chief Human Resources Officer

DOUGLAS DYNAMICS, L.L.C.

/s/ Linda R. Evans
By: Linda Evans
Its: Chief Human Resources Officer

AGREED TO AND ACCEPTED BY:

/s/ James L. Janik	May 16, 2024
James L. Janik	Date

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